EXHIBIT 99.3

HADRO RESOURCES INC. (Frankfurt Exchange - HD1, (WKN: 626679, ISIN:
US4050071053); OTC BB - HDRS)

FOR IMMEDIATE RELEASE Reno, Nevada                                  May 31, 2001
                                BUSINESS EDITORS:

  Hadro Resources Inc. common stock is traded on the Frankfurt Stock Exchange
 (FWB) under the symbol HD1, (WKN: 626679) and on the OTC Bulletin Board in the
                      United States under the symbol HDRS.

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               HADRO RESOURCES INC. ANNOUNCES PROPOSED PURCHASE OF
             OPERATING OIL AND GAS PRODUCING ASSETS IN OKLAHOMA, USA

Purchase of Three Subsidiary Interests: Hadro Resources, Inc. ("the Company") (symbol OTCBB: HDRS) is pleased to announce that it has entered into a definitive agreement with U.S. Oil and Gas Resources Inc. ("US Oil and Gas"), a British Columbia company trading on the CDNX exchange, to purchase its interests in three State of Oklahoma registered private operating subsidiaries as follows: an 100% interest in Oakhills Energy Inc., a 100% interest in Thor Energy Inc., and a 100% interest in O.J. Oil & Gas Inc. ("Operating Subsidiaries"). Subject to further due diligence by the Company, and CDNX and US Oil and Gas shareholder approval, the Company plans to issue 10 million common shares to US Oil and Gas as consideration for the purchase of the interests in the three Operating Subsidiaries. The Operating Subsidiaries contain three distinct production and exploration opportunities for the Company as follows:

Existing Production: The Operating Subsidiaries contain an estimated 3,000 acres of oil and gas leases, and approximately 14 gas and 35 oil wells at various levels of production in addition to untapped areas for future wells. It is estimated that current gross annual production of approximately $400,000 per annum can be increased to $800,000 to $1,000,000 in a short period of time with approximately $250,000 in capital required to re-work, maintain, and to open shut-in wells that are now economic due to current market conditions. US Oil and Gas has spent considerable resources on developing its subsidiary's oil and gas production management and infrastructure based in Holdenville, Oklahoma. Recent activities also include decreasing oil and gas operating costs though the sale of high operating cost wells and increasing gas component production by the liquidation of oil production. The production would provide the Company with revenues, cash flow, and producer status. Based on the evaluation produced by Fletcher Lewis Engineering, Inc. dated May 8, 2001, the assets of Oakhills Energy Inc. have estimated Future Net Revenues as listed below:

                   Category                    Future Net Revenue
                   --------                    ------------------

                   Proven Developed Producing      $2,916,943
                   Proved Developed Nonproducing      825,703
                   Behind Pipe                        944,838
                   Probable                           795,173
                                                   ----------
                   Total                           $5,482,657
                                                   ==========

The Company plans to carry out more extensive investigation of current production capabilities of the shut-in wells, detail the required capital to bring shut-in wells onstream, perform a revenue-operating cost analysis of the producing wells, and assign asset values to lands held by all wells to determine cash requirements for future operations. It is expected that other area production is possible through acquisition via the Operating Subsidiaries' management and infrastructure.

Coal Gas Project: The Operating Subsidiaries also contain an existing coal bed methane gas project of approximately 880 acres that requires the drilling of an additional 11 horizontal wells to supplement the existing 11 wells that would cost an estimated total of $1.6 - 2.2 million in drilling and completion costs. 4 of the existing 11 wells have never been fraced, and the balance require maintenance or work over. Preliminary geological work conducted by the Company's consulting geologist indicate that each well would produce an average of 77 MMCFG per day, to provide an estimated $2,000,000 in additional annual revenue (gas price assumed is $4.50/MMCFG). The Company plans to raise required funding to drill and complete the Coal Gas Project wells.

Comanche #I and #II Wells: Oakhills Energy Inc. owns rights to 640 acres of leases in the prolific producing Anadarko Basin located in Comanche County, Oklahoma. The leases contain two deep gas wells that are not currently in production. The companies that drilled these two wells in the early 1980's had drilling and completion costs of approximately $18 million.

The Comanche #I well was drilled to a total depth of 21,500 feet and was completed in the Springer Goddard formation. The well blew out during flow back and testing of a frac, and the well was lost after reporting flows of 50 MMCFG/day. The Company plans to investigate the possibility of re-entering the well and completing in the Cunningham and Britt zones, which exhibit excellent pay potential. The target pay zones are good behind pipe potential, which should be above the well-bore problems associated with the blow out.

The Comanche #II well was drilled as a replacement to the #1, to a total depth of 21,954 feet and was completed in the Boatright and Goddard formations. The well produced approximately 375 MMCFG. The producing zones require evaluation by evaluating bottom hole pressure data to determine the possibility of stimulating or fracing these zones that have never been treated/tested. The Company has several possibilities to evaluate, one being the removal of bridge plugs above the Lower Goddard perforations at 21,094 feet to 21,413 feet where flow tests of 4 MMCFG/day were reported before it was abandoned to move to the Upper Goddard and Boatright formations. Another option is to move up the hole, perforate, and complete the Britt formation at approximately 18,100 feet, that shows to have similar log characteristics and more net pay than the Quannah Parker #1-1 control well, a direct offset that has produced approximately 3 billion feet of gas from this zone.

The Company is fortunate to have the opportunity to complete and develop formations with this great potential without the expense incurred by the previous operator in drilling and developing the Comanche I and II well projects. Current geological investigations suggest the requirement of a complete engineering review due to the complex nature inherent to the high pressures of the deep zones in combination with new well completion technologies available today to provide a scope of work and budget required to attempt recompletions.

Moffat Ranch Prospect Gas Prospect - Madera County, CA
On April 26, 2001, the Company announced that it had entered into an agreement with Northwest Petroleum, Inc. of Bakersfield, CA to explore and drill for oil and gas on approximately 5,000 acres of leases located in Madera County, California in partnership with Canadian Metals Exploration Limited. The Company conducted geological due diligence on the project which was positive and within the Company's acceptable risk profile, but final agreement with all parties on the terms and conditions relating to joint funding participation was not obtained. The Company will not be participating in this project unless future agreement on necessary terms of funding is obtained.


About the Company: Hadro Resources, Inc. is a natural resource exploration company engaged in the acquisition of oil and natural gas properties for exploration and development in the United States. Subject to financing, the Company plans to undertake exploration and drilling for oil and gas in the US. The Company is currently assessing other potential oil and gas exploration acquisitions.

For further information:
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Contact: Marcus Johnson, Investor Relations, Investor Communications
         International, Inc.

Phone: (800) 209-2260 or (360) 332-1644    Fax: (360) 332-1643

SAFE HARBOR STATEMENT
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Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.